Exhibit 99.2

 Proprietary and confidential. For internal use only. © 2009 Così, Inc. All rights reserved.   *  Q1 2015 Investor Teleconference  Supplemental InformationMay 14, 2015

 Proprietary and confidential. For internal use only. © 2009 Così, Inc. All rights reserved.   *   Q1 2015 Teleconference Agenda  Introductory CommentsFinancial ResultsSlide 3 – Restaurant Margin Performance Q1Slide 4 – Reconciliation of Non-GAAP Measures To Net Income Q1Questions and Answers

COSÌ

Restaurant Margin Performance – Q1

	U.S. Dollars in Thousands (1)					
	13 Weeks Ended March 30, 2015		13 Weeks Ended March 31, 2014			Margin Change (1)
Restaurant Net Sales	$ 17,207	100.0%	$ 17,728	100.0%		---
Comp Sales %	4.4%		-12.4%			
Cost of Food and Beverage	$ 4,844	28.2%	$ 4,415	24.9%		330 Basis Points Increase
Gross Profit	$ 12,363	71.8%	$ 13,313	75.1%		330 Basis Points Decrease
Labor and Related Benefits	$ 7,097	41.2%	$ 7,094	40.0%		120 Basis Points Increase
Other Operating Expenses	$ 2,636	15.3%	2,479	14.0%		130 Basis Points Increase
Controllable Contribution	$ 2,630	15.3%	$ 3,740	21.1%		580 Basis Points Decrease
Occupancy Costs	$ 4,001	23.3%	4,522	25.5%		220 Basis Points Decrease
Restaurant Cash Flow	$ (1,371)	-8.0%	$ (782)	-4.4%		360 Basis Points Decrease

(1) Due to Rounding, some percentages might not foot.

3

Proprietary and confidential. For internal use only. © 2009 Cosi, Inc. All rights reserved.

Proprietary and confidential. For internal use only. © 2009 Così, Inc. All rights reserved.   *   Reconciliation of Non-GAAP Measures To Net Income    13 Weeks Ended    13 Weeks Ended    March 30, 2015    March 31, 2014          Restaurant Net Sales   $ 17,207      $ 17,728   Cost of Food and Beverage   $ 4,844      $ 4,415   Labor and Related Benefits   $ 7,097      $ 7,094   Occupancy and Other Operating Expenses   $ 6,637      $ 7,001   Restaurant Cash Flow   $ (1,371)     $ (782)          Franchise Fees and Royalties   $ 701      $ 647           General and Administrative Expenses   $ 2,617      $ 2,369   Depreciation and Amortization   $ 580      $ 639   Provision For Losses On Asset Impairments and Disposals   $ -      $ -   Lease Termination Expense and Closed Store Costs   $ 12      $ (14)  Loss On Sale of Fixed Assets   $ 18      $ -           Operating Loss   $ (3,897)     $ (3,129)          Interest Expense   $ (256)     $ -   Debt Issuance Amortization   $ (165)     $ -   Other Income, net   $ 3      $ 3           Net Loss   $ (4,315)     $ (3,126)          EPS   $ (0.12)     $ (0.17)